Exhibit 99.1

NEWS RELEASE	Contact:
American Realty Investors, Inc.
FOR IMMEDIATE RELEASE	Investor Relations
(800) 400-6407
investor.relations@amrealtytrust.com

AMERICAN REALTY INVESTORS, INC. REPORTS THIRD QUARTER 2007 RESULTS
DALLAS (November 14, 2007) — American Realty Investors, Inc. (NYSE: ARL) (hereinafter referred to as “ARI” or “the Company”), a Dallas-based real estate investment company, today reported a net loss applicable to common shares of ($3.4) million or ($0.33) per share for the three months ended September 30, 2007 as compared to a net loss of ($5.5) million per share or (0.54) per share for the same period in 2006.
For the nine months ended September 30, 2007, the Company reported a net loss of ($35.5) million or ($3.51) per share, as compared to a net loss of ($14.0) million or ($1.38) per share for the same period in 2006.
For the nine months ended September 30, 2007 as compared to the same period in 2006, higher operating income driven primarily from commercial property acquisitions and completed apartment developments, along with increased gains from the sale of income-producing properties, was offset principally by a) increased interest expense due to acquisitions and refinancings and b) lower gains from fewer land sales.
For the three months ended September 30, 2007:
•	Rental and other property revenues increased $6.6 million over 2006 due principally to completed apartment developments and commercial property acquisitions.

•	Property operating expenses increased $2.8 million over 2006 due primarily to commercial property acquisitions and completed apartment developments.

•	Depreciation and amortization expense increased $1.2 million due to 2007 depreciation on acquisitions ($700,000) and depreciation on newly-developed apartment projects ($500,000).

•	General and administrative expenses increased $1.8 million due to increased legal and other consulting fees.

•	Advisory fees increased $800,000 due to higher average total assets in the third quarter of 2007 as compared to the same period in 2006. ARI pays its external advisor an annual fee equal to 0.75 percent of ARI’s average total assets.

•	Other income increased $3.0 million on higher variable-rate advances to affiliates and increases in other investment income.

•	Mortgage and loan interest increased $6.7 million due to financing for 2007 commercial property acquisitions ($1.8 million), additional construction financing for residential developments ($900,000), refinancing of hotel loans ($600,000) and apartment loans ($800,000), land acquisitions and refinancing of maturing land loans ($1.5 million) and other corporate debt ($1.1 million).

•	In 2007, we sold 69.2 acres of land in 11 separate transactions for sales prices totaling $14.7 million, generating $4.9 million in cash proceeds and $7.0 million in recognized gains.

In 2006, the Company sold 15.2 acres of land in five separate transactions for sales prices totaling $8.0 million, resulting in $4.6 million of cash proceeds and $4.5 million of recognized gains.

•	Minority interest declined $400,000 due to increased profits from certain ventures where ARI has less than 100 percent ownership.

•	Income from discontinued operations (before income taxes) was $5.9 million in 2007, representing $7.1 million in gains on sales of income-producing properties partially offset by $1.2 million in operating losses. In 2007, ARI sold two properties for $13.0 million, generating $3.9 million in cash proceeds and a recognized gain of $4.4 million. In addition, the Company recognized previously deferred gains in the amount of $2.7 million.

Income from discontinued operations (before income taxes) was $2.2 million for the same period in 2006, representing $2.7 million in gains on sales of income-producing properties partially offset by $500,000 in operating losses. In 2006, ARI sold two properties for a sales price totaling $6.1 million, generating $1.2 million in cash proceeds and $2.7 million in recognized gains.

For the nine months ended September 30, 2007:
•	Rental and other property revenues increased $24.3 million from 2006 due to an increase in the apartment portfolio of $7.2 million (newly-developed apartment properties), an increase in commercial portfolio of $13.4 million (2007 acquisitions), an increase in hotel portfolio of $4.3 million (increases in occupancy and higher average rates), offset by lower land-related royalties and other income of $600,000.

•	Property operating expenses increased $13.9 million from 2006 due to a $7.9 million increase in the commercial portfolio (2007 acquisitions), a $3.9 million increase in the apartment portfolio (completed developments), a $100,000 increase in the hotel portfolio (variable operating costs due to higher occupancy), a $300,000 increase in land-related operating expenses (property taxes on 2007 acquisitions) and a $1.7 million increase in other property operating expenses.

•	Depreciation and amortization expense increased $3.4 million from 2006 due to depreciation on 2007 commercial property acquisitions of $2.3 million, completed apartment developments of $600,000 and additional depreciation on “same-store” apartments of $500,000.

•	General and administrative expenses increased $4.2 million due to increased legal and litigation-related costs ($2.7 million), increased consulting and other professional fees ($200,000), increased taxes and licenses ($200,000), higher cost reimbursements paid to the advisor ($200,000), increased communications and office support costs ($400,000), increased fees associated with certain stock repurchases ($200,000) and miscellaneous charge-offs ($300,000).

•	Advisory fees increased $1.6 million due to higher average total assets for 2007 as compared to the same period in 2006.

•	Other income increased $3.1 million on higher variable-rate advances to affiliates and increases in other investment income.

•	Mortgage and loan interest increased $20.8 million due to financing for 2007 acquisitions of income-producing properties ($4.8 million); additional construction financing for residential developments ($2.5 million); refinancing of loans within the same-store apartment portfolio ($7.5 million), land acquisitions and refinancing of maturing land loans ($4.0 million) and other corporate debt ($2.0 million).

•	In 2007, we sold 194.3 acres of land in 16 separate transactions for sales prices totaling $27.1 million, generating $7.4 million in cash proceeds and $11.7 million in recognized gains.

In 2006, ARI sold 253.6 acres of land in 14 separate transactions for sales prices totaling $48,872 million, generating $20,846 million in cash proceeds and $17.9 million in recognized gains.

•	Minority interest expense increased $370,000 due to additional profits from certain ventures where ARI has less than 100 percent ownership.

•	Income from discontinued operations (before income taxes) was $6.1 million in 2007, representing $10.7 million in gains on sales of income-producing properties partially offset by $4.6 million in operating losses. In 2007, the Company sold five properties for $60.9 million, generating $11.4 million in cash proceeds and a recognized gain of $10.7 million.

Income from discontinued operations (before income taxes) was $4.4 million for the same period in 2006, representing $6.2 million in gains on sales of income-producing properties partially offset by $2.0 million in operating losses. In 2006, ARI sold four properties for a sales price totaling $15.3 million, generating $4.6 million in cash proceeds and $6.2 million in recognized gains.
About American Realty Investors, Inc.
American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. For more information, go to ARI’s web site at www.amrealtytrust.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)

	September 30,	December 31,
	2007	2006
	(unaudited)
Assets
Real estate held for investment	$1,517,662	$1,249,833
Less—accumulated depreciation	(180,246)	(178,029)

	1,337,416	1,071,804

Real estate held for sale, net of depreciation	60,841	134,593
Real estate subject to sales contract	64,747	66,027

Notes and interest receivable
Performing ($30,081 in 2007 and $23,910 in 2006 from affiliates)	66,840	50,668
Non-performing	22,277	2,963

	89,117	53,631

Less—allowance for estimated losses	(1,003)	(1,000)

	88,114	52,631

Marketable securities, at market value	14,195	9,038
Cash and cash equivalents	9,323	7,035
Restricted cash	3,336	6,000
Investments in equity investees	33,033	25,056
Other assets ($47,254 in 2007 and $53,866 in 2006 from affiliate)	147,111	121,487

Total assets	$1,758,116	$1,493,671

Liabilities and Stockholders’ Equity
Liabilities:
Notes payable ($8,227 in 2007 and $19,444 in 2006 to affiliates)	$1,272,435	$1,022,370
Liabilities related to assets held for sale	68,472	43,579
Liabilities subject to sales contract	62,401	58,816
Stock-secured notes payable	17,546	22,452
Accounts payable and other liabilities ($21,568 in 2007 and $26,427 in 2006 to affiliates)	124,520	107,771

	1,545,374	1,254,988

Commitments and contingencies
Minority interest	61,546	78,194

Stockholders’ equity:
Common Stock; $.01 par value, authorized 100,000,000 shares, issued 11,592,272 shares	114	114
Preferred Stock; $2.00 par value, authorized 50,000,000 shares, issued and outstanding Series A 3,387,418 shares in 2007 and 3,389,560 in 2006 (liquidation preference $10 per share), including 900,000 shares in 2007 and 2006 held by subsidiaries	4,979	4,979
Additional paid-in capital	112,723	93,378
Treasury stock, at cost, 1,123,330 and 1,443,272 shares in 2007 and 2006, respectively	(11,502)	(15,146)
Retained earnings	39,834	75,380
Accumulated other comprehensive income	5,048	1,784

Total stockholders equity	151,196	160,489

Total liabilities and stockholders’ equity	$1,758,116	$1,493,671

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except share data)
(unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Property revenue:
Rental and other property revenues ($270 in 2007 and $952 in 2006 from affiliates)	$50,725	$44,172	$151,209	$126,930
Expenses:
Property operating expenses ($4,419 in 2007 and $6,116 in 2006 to affiliates)	31,324	28,489	95,114	81,174
Depreciation and amortization	7,251	6,049	20,904	17,549
General and administrative ($1,761 in 2007 and $1,502 in 2006 to affiliates)	3,501	1,728	12,014	7,857
Advisory fee to affiliate	3,886	3,093	11,019	9,404

Total operating expense	45,962	39,359	139,051	115,984

Operating income	4,763	4,813	12,158	10,946

Other income (expense):
Interest income from notes receivable ($2,790 in 2007 and $852 in 2006 from affiliates)	1,663	1,510	4,687	4,798
Loss on foreign currency transaction	(33)	—	(37)	5
Other income ($2,767 in 2007 and $3,286 in 2006 from affiliate)	4,393	1,391	7,310	4,174
Mortgage and loan interest ($546 in 2007 and $730 in 2006 to affiliates)	(24,621)	(17,961)	(74,020)	(53,215)
Net income fee to affiliate	—	—	705	—
Discount on notes receivable	—	(47)	—	(1,170)
Litigation settlement	(1,619)	(1,414)	(1,595)	390

Total other expense	(20,217)	(16,521)	(62,950)	(45,018)

Loss before gain on land sales and minority interest	(15,454)	(11,708)	(50,792)	(34,072)
Gain on land sales	7,010	4,471	11,704	17,879
Minority interest	(236)	182	(736)	(366)

Loss from continuing operations	(8,680)	(7,055)	(39,824)	(16,559)
Income tax benefit	2,065	775	2,151	1,546

Net loss from continuing operations	(6,615)	(6,280)	(37,633)	(15,013)

Income from discontinued operations	5,901	2,215	6,147	4,418
Income tax expense	(2,065)	(775)	(2,151)	(1,546)

Net income from discontinued operations	3,836	1,440	3,996	2,872

Net loss	(2,779)	(4,840)	(33,677)	(12,141)
Preferred dividend requirement	(626)	(623)	(1,869)	(1,868)

Net loss applicable to common shares	$(3,405)	$(5,463)	$(35,546)	$(14,009)

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS — Continued
(dollars in thousands, except share data)
(unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 31,
	2007	2006	2007	2006
Basic earnings per share:
Loss from continuing operations	$(0.71)	$(0.68)	(3.90)	(1.66)
Income from discontinued operations	0.38	0.14	0.39	0.28

Net loss applicable to common shares	$(0.33)	$(0.54)	$(3.51)	$(1.38)

Diluted earnings per share:
Loss from continuing operations	$(0.71)	$(0.68)	$(3.90)	$(1.66)
Income from discontinued operations	0.38	0.14	0.39	0.28

Net loss applicable to common shares	$(0.33)	$(0.54)	$(3.51)	$(1.38)

Weighted average common shares used in computing earnings per share:
Basic	10,150,511	10,149,000	10,146,624	10,149,000
Diluted	10,150,511	10,149,000	10,146,624	10,149,000
Series A Cumulative Convertible Preferred Stock (3,387,418 and 3,389,876 shares of Preferred Stock convertible into common stock estimated to be 2,955,724 and 2,956,000 common shares for September 30, 2007 and 2006, respectively) and options to purchase 70,750 shares of ARI’s common stock were excluded from the computation of diluted earnings per share for the three and nine months ended September 30, 2007 and 2006, because the effect of their inclusion would be antidilutive.